Exhibit 23

Consent of the Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-55055, 333-03443, 333-45037, 333-71065, 333-34934, 333-55266, 333-100572, 333-111399, 333-121418, 333-130619, and Form S-3 No. 333-86342) of FedEx Corporation and in the related Prospectuses of our reports dated July 11, 2006, with respect to the consolidated financial statements and schedule of FedEx Corporation, FedEx Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of FedEx Corporation, included in this Annual Report (Form 10-K) for the year ended May 31, 2006.

/s/ Ernst & Young LLP

Memphis, Tennessee

July 11, 2006